Exhibit 99.1

FOXO TECHNOLOGIES, INC. ANNOUNCES EXECUTION OF A NON-BINDING ACQUISITION AGREEMENT FOR TWO ASSISTED-LIVING FACILITIES IN FLORIDA FOR A TOTAL CONSIDERATION OF $60 MILLION

MINNEAPOLIS, MN, February 24, 2025 (GLOBE NEWSWIRE) — FOXO Technologies Inc. (NYSE American: FOXO) (the “Company or FOXO”), announces that it has executed a non-binding acquisition agreement for two assisted living facilities in Florida.

One facility has 129 units, and the second facility has 137 units. The purchase price for each facility is expected to be $30 million, a portion of which is milestone-based. The parties aim to complete definitive agreements withing 60 days, Closing is expected to occur between 60 and 120 days after completion of definitive agreements and is subject to a number of closing conditions, including satisfactory due diligence and financing.

“We are delighted to have executed this non-binding agreement for these strategic acquisitions,” said Seamus Lagan, Chief Executive Officer of FOXO. “While we cannot confirm that due diligence will have a successful outcome or that we can successfully secure the capital for a new series of preferred stock or list this preferred stock as is being considered as a funding mechanism to complete these acquisitions, we are optimistic that we can complete these acquisitions as planned. We like the recurring revenue and cash flow model in this sector and are confident that diversifying our current services offerings in the health care sector will create significant value and opportunity for our shareholders. The Company has structured the acquisitions with milestone payments related to increased revenues at the facilities and believes these acquisitions will create a viable acquisition model for the Company to use to pursue additional, added value acquisitions for FOXO in the future.”

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates three subsidiaries.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical), a critical access designated (CAH) hospital in East Tennessee.

Myrtle Recovery Centers, Inc. operates a 30-bed behavioral health facility in East Tennessee providing inpatient services for detox and residential treatment and outpatient services for MAT and OBOT programs.

FOXO Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Sebastien Sainsbury

ssainsbury@foxotechnologies.com

(561) 485-0151